                                                                    EXHIBIT 12
                                                      IES UTILITIES INC.
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                 Twelve Months
                                               Year Ended December 31,                   Ended
                                  1991        1992      1993      1994       1995    June 30, 1996
                             (in thousands, except ratio of earnings to fixed charges)

Net income                     $  47,563     $  45,291     $  67,970     $  61,210     $  59,278     $  63,408

Federal and state
   income taxes                   23,494        20,723        37,963        37,966        41,095        45,363

      Net income before
         income taxes             71,057        66,014       105,933        99,176       100,373       108,771

Interest on long-term debt        31,171        35,689        34,926        37,942        36,375        35,923

Other interest                     5,595         3,939         5,243         3,630         8,085         8,228

Estimated interest
   component of rents              6,594         4,567         3,729         3,970         4,637         4,562

Fixed charges as defined          43,360        44,195        43,898        45,542        49,097        48,713

Earnings as defined            $ 114,417     $ 110,209     $ 149,831     $ 144,718     $ 149,470     $ 157,484

Ratio of earnings to fixed
   charges (unaudited)              2.64          2.49          3.41          3.18          3.04          3.23


For the purposes of computation of these ratios (a) earnings have been calculated by adding fixed charges and federal and state income taxes to net income; (b) fixed charges consist of interest (including amortization of debt expense, premium and discount) on long-term and other debt and the estimated interest component of rents.
